CPI Aerostructures, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES AND AIR INDUSTRIES GROUP AGREE

TO SETTLE WORKING CAPITAL DISPUTE

EDGEWOOD, N.Y. – December 28, 2020 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) announced it has reached an agreement (“Settlement Agreement”) to resolve its post-closing working capital adjustment dispute with Air Industries Group (“Air Industries”) (NYSE American: AIRI) in exchange for payment of the $1,381,000 remaining in escrow to CPI Aero.

In December 2018, CPI Aero completed the acquisition of Welding Metallurgy, Inc. from Air Industries for a purchase price of $7.9 million subject to a potential post-closing working capital adjustment. Of the purchase price, $2 million was placed in escrow at closing. A dispute arose regarding the post-closing working capital adjustment which was presented to an expert accountant and subsequently became the subject of a motion filed by CPI Aero against Air Industries in the Supreme Court of the State of New York. CPI Aero sought a determination to enforce the expert’s report and, among other things, a judgment against Air Industries in the amount of approximately $4.1 million.

In October 2019, Air Industries and CPI Aero jointly authorized the release to CPI Aero of approximately $619,000 from escrow representing the value of certain undisputed post-closing working capital adjustment items. On October 1, 2020, the Court denied CPI Aero’s motion and Air Industries’ cross-motion on procedural grounds. The Court made its decision without prejudice and did not resolve the post-closing working capital dispute.

Under the terms of the Settlement Agreement, the parties are jointly authorizing the release of the $1,381,000 balance from escrow to CPI Aero.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2019 and Form 10-Q for the three-month period ended March 31, 2020 and June 30, 2020.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com